SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 8, 2003

LIBERATE TECHNOLOGIES

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26565	94-3245315
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Circle Star Way

San Carlos, California 94070-6200

 (Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number including area code: (650) 701-4000

Not Applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events.

On May 8, 2003, the Board of Directors (the “Board”) of Liberate Technologies (the “Company”) adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of May 12, 2003 (the “Rights Agreement”), between the Company and EquiServe Trust Company, N.A., as Rights Agent, and declared a dividend distribution of one Right for each outstanding share of common stock, par value $.01 per share, of the Company (“Common Stock”) to stockholders of record at the close of business on May 30, 2003 (the “Record Date”).  Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”) at a Purchase Price of $18.00 per Unit, subject to adjustment.

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates evidencing the Rights (the “Rights Certificate”) will be distributed.  Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock subject to certain exceptions, or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.  However, a Distribution Date will not be deemed to occur if a person has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock as a result of (a) repurchases by the Company, (b) inadvertent actions by institutional or certain other Stockholders, (c) acquiring those shares on or prior to May 12, 2003, or (d) entering into an agreement or arrangement with the Company or any subsidiary of the Company providing for an Acquisition Transaction.  An Acquisition Transaction is defined as (x) a merger, consolidation or similar transaction involving the Company or any of its subsidiaries as a result of which stockholders of the Company will no longer own a majority of the outstanding shares  of Common Stock of the Company or a publicly traded entity which controls the Company or, if appropriate, the entity into which the Company may be merged, consolidated or otherwise combined (based solely on the shares of Common Stock received or retained by such stockholders, in their capacity as stockholders of the Company, pursuant to such transaction), (y) a purchase or other acquisition of all or a substantial portion of the assets of the Company and its Subsidiaries, or (z) a purchase or other acquisition of securities representing 15% or more of the shares of Common Stock then outstanding.  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (California time) on May 30, 2013, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution

Date and, thereafter, the separate Rights Certificates alone will represent the Rights.  Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of the Company and its stockholders, after receiving advice from one or more investment banking firms (a “Qualified Offer”), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.  However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation (other than with an entity which acquired the shares pursuant to a Qualified Offer), (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors).  Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Distribution Date.  After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement.  The foregoing notwithstanding, no amendment may be made to the Rights Agreement during a time when the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision therein.

The foregoing description is qualified in its entirety by reference to the description of the Rights and their terms set forth in the Rights Agreement, a copy of which is filed herewith and incorporated herein by reference.  A copy of the press release issued by the Company on May 12, 2003 announcing the declaration of the dividend of Rights is filed herewith and incorporated herein by reference.

The press release also announced certain amendments to the Company’s Bylaws (the “Bylaws”).  Section 2.2 of the Bylaws was amended to provide that special meetings may not be called by the stockholders of the Company.  Section 3.10 of the Bylaws was amended to provide for removal of directors, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

The two amended sections of the Company's bylaws are as follows (as amended):

Section 2.2:            Section Meetings of Stockholders

SPECIAL MEETING. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of these Amended and Restated Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 3.10:          Removal of Directors

REMOVAL. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

Item 7.  Financial Statements and Exhibits.

(c)           Exhibits.

4.1                                 Rights Agreement, dated as of May 12, 2003, between Liberate Technologies and EquiServe Trust Company, N.A., as Rights Agent, including the form of Certificate of Designation as Exhibit A; the form of Rights Certificate as Exhibit B; and the Summary of Rights to Purchase Preferred Stock as Exhibit C (pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement)).

99.1         Press release, dated May 12, 2003, issued by Liberate Technologies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberate Technologies

By:	/s/ Kent Walker
	Name:	Kent Walker
	Title:	Chief Financial Officer

Date:  May 14, 2003

LIBERATE TECHNOLOGIES

INDEX TO EXHIBITS

Exhibit No.	Description
4.1

Rights Agreement, dated as of May 12, 2003, between Liberate Technologies and EquiServe Trust Company, N.A., as Rights Agent, including the form of Certificate of Designation as Exhibit A; the form of Rights Certificate as Exhibit B; and the Summary of Rights to Purchase Preferred Stock as Exhibit C (pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement)).

99.1	Press release, dated May 12, 2003, issued by Liberate Technologies.